Exhibit 5
PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215-6194
Telephone: 614/227-2000
Facsimile: 614/227-2100
August 17, 2006
Superconductive Components, Inc.
2839 Charter Street
Columbus, Ohio 43228
Re: Registration Statement on Form S-8 Superconductive Components, Inc. 2006 Stock Incentive Plan (the “Plan”)
Ladies and Gentlemen:
     We have acted as counsel for Superconductive Components, Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the registration of 600,000 shares of the Company’s Common Stock, no par value (the “Shares”), to be issued under the Plan.
     In connection with this opinion, we have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary.
     Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Porter, Wright, Morris & Arthur LLP
PORTER, WRIGHT, MORRIS & ARTHUR LLP